UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

Current Report

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Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2013

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number : 1-10853

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North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 17, 2013, the Board of Directors (the “Board”) of BB&T Corporation (the “Company”) approved certain amendments to the Company’s Bylaws (the “Bylaws”). The amendments include the following:

•	Proposed revisions to Article III, Section 3 (Election of Directors) providing that directors will be elected as provided in revised Article V of the Company’s Restated Articles of Incorporation (the “Articles”). The changes to Article III, Section 3 are conditioned upon shareholders approving proposed amendments to Article V of the Articles, implementing a majority vote standard for the election of directors at the Company’s 2014 Annual Meeting.
•	Article V, Section 5 (Chairman of the Board; Vice Chairmen) was renumbered to become Article III, Section 9. Article V pertains to officers of the Company. Chairman of the Board and Vice Chairmen are board positions, not officers of the Company. Article III pertains to directors of the Company.
•	Modifications to Article IV, Section 7 (Presumption of Assent) to make clear that the written notice of dissent or abstention should be filed with the Corporate Secretary, rather than the Company.
•	Article VII, Section 2 (Transfer of Shares) has been amended to: (i) reflect the fact that the Company may have certificated and uncertificated shares; and (ii) make clear that no transfer is effective until it is recorded on the stock transfer records of the Company.
•	A new Article VIII, Section 7 (Nonexclusivity) has been added to make clear that the indemnification rights under the Bylaws are separate from any similar rights provided under law, agreement or otherwise.
•	A new Article IX, Section 7 (Voting of Shares of Other Corporations) has been added to specifically provide which officers of the Company have the power to vote the shares of other entities held by the Company, subject to any further direction by the Board or applicable law.
•	Other non-substantive changes, where appropriate.

A copy of the amended and restated Bylaws is filed as Exhibit 3.1 and incorporated herein by reference. The discussion in this Item is qualified in its entirety by reference to such Exhibit.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

3.ii	Amended and Restated Bylaws of BB&T Corporation, effective December 17, 2013.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell

Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: December 19, 2013